WAUSAU-MOSINEE PAPER CORPORATION
                   INCENTIVE COMPENSATION PLANS
                                FOR
                        EXECUTIVE OFFICERS
                              (1999)


     The President and CEO's bonus opportunity for 1999 ranges from 0% of base salary if 1999 earnings per share are at or below $.94 to 100% if the 1999 earnings per share are at least $1.40 per share.

     The Senior Vice President, Finance, Senior Vice President, Administration, and Senior Vice President, Engineering and Environmental Services each have a bonus opportunity equal to 75% of their base salary based upon the same $.94 to $1.40 range of earnings per share and will also be entitled to a maximum bonus of 25% of base salary upon satisfaction of individual performance objectives established at the beginning of the year by the President and CEO.
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     Each Senior Vice President charged with the management of an operating group will participate in an incentive compensation plan under which 75% of his bonus will be based on the operating profits of his group and 25% on satisfaction of individual performance objectives established at the beginning of the year by the President and CEO. In each case, achievement of the minimum targeted operating profit will pay 20% of base salary with a pro rata increase of up to 100% of base salary based upon achievement of operating profit goals.

     Earnings per share will be adjusted for accruals on SARs, bonus expense and extraordinary items. Outstanding shares used to calculate the range were 52,482,000 shares. If the actual average shares outstanding for 1999 is more or less, actual earnings per share will be adjusted to 52,482,000 shares with a corresponding plus or minus to interest expense for the actual effect of debt used to repurchase stock as compared to the plan, which assumed even purchases throughout the year.